Exhibit 5.20

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Interests of Experts” in the Registration Statement (Form F-10) and related Prospectus of First Majestic Silver Corp. (“First Majestic”) relating to the offer and sale by First Majestic from time to time of its common shares, subscription receipts, warrants to purchase other securities and units comprised of one or more of any of the other securities or any combination of such securities or any combination thereof in one or more series or issuances and to the incorporation by reference therein of our report dated February 27, 2025 with respect to the consolidated financial statements of Gatos Silver, Inc. as of and for the years ended December 31, 2024 and 2023 included in First Majestic’s Business Acquisition Report dated April 11, 2025 filed on Form 6-K with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants
Licenced Public Accountants
Toronto, Canada

September 24, 2025